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          AGREEMENT FOR THE ACQUISITION OF INTELLECTUAL PROPERTY RIGHTS

BETWEEN:

IAT MULTIMEDIA INC a Delaware, USA corporation ("IATM")

and

IAT AG, CH-5300 Turgi ("AG"), a Swiss corporation, which is a wholly owned subsidiary of IATM

and

ALGO VISION SCHWEIZ AG, Ch-5300 Vogelsang-Turgi ("AV AG"), a Swiss corporation (formerly known as IAT Communication AG, "IATC")

and

ALGO VISION PLC, a company incorporated in England and Wales with its registered office at 2 Serjeant's Inn, London EC4Y 1LT ("AV plc")

RECITALS

(A) By a spin off agreement dated 11 March 1998 (the "Spin Off Agreement"), the parties to which were IATM, AG, Dr Viktor Vogt, acting on his own behalf and on behalf of IATC, and IATC, IATM agreed to transfer certain assets and liabilities of AG to IATC. Under the Spin Off Agreement (i) AG agreed to grant a licence of certain intellectual property rights to IATC and (ii) AG granted IATC an option to acquire 50% ownership of the said intellectual property rights, subject to necessary third party consents. The Spin Off Agreement envisaged that AG would assist IATC in obtaining access to third party

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     intellectual property rights, including, if necessary and possible, by way of sub-licence from AG.

(B) By this Agreement the company formerly known as IAT Communication AG and now known as Algo Vision Schweiz AG wishes to renounce its option granted to it by the Spin Off Agreement, with the parties instead entering into further provisions regarding ownership and licensing of intellectual property.

(C) This Agreement is entered into in the context of a further agreement or series of agreements between IATM, AG and AV plc whereby AG will exchange certain shareholdings in AV AG and Algo Vision Systems GmbH for 500,000 shares in AV plc and whereby AV AG will repay certain loans.

THE PARTIES AGREE AS FOLLOWS:

1.   DEFINITIONS

1.1 "Additional Consideration" has the meaning set out in Article 6.2 of this Agreement;

1.2  "Admission" has the meaning set out in Article 2.1 of this Agreement;

1.3 "Affiliate" means, with respect to any undertaking or legal person, any other undertaking or legal person directly or indirectly controlling, controlled by, or under common control with such undertaking or legal person;

1.4  "AV AG Royalties" has the meaning set out in Article 6.1 of this Agreement;

1.5 "Call Date" means the date that falls no less than fourteen (14) calendar days after the Effective Date of this Agreement and no later than thirty
     (30) calendar days after the Effective Date of this Agreement;

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1.6  "Co-ownership Fee" means the Fee of one million US dollars (US $1m) to be paid to AG for AV plc to exercise the New Option to acquire co-ownership of the Intellectual Property and other rights;

1.7  "EASDAQ" the European Association of Securities Dealers Automated
     Quotation;

1.8 "Effective Date" means the date of the fulfilment of the condition referred to in Article 2.1 of this Agreement;

1.9  "IATM Group" means IATM and its Affiliates from time to time, including AG;

1.10 "Improvements" means improvements based essentially on the Intellectual Property;

1.11 "The Intellectual Property" means the intellectual property owned or used by AG at the date of the Spin Off Agreement together with intellectual property owned or used by AG at the Effective Date, including but not limited to, the Patents and the trade marks MOVING STILL IMAGE and WONDER BOARD but, for the avoidance of doubt, not including any rights whatsoever to the IAT name or mark, ownership of which shall remain exclusively in the IATM Group (intellectual property meaning, without limitation, patents, patent applications, copyrights, trademarks, trademark registrations, service marks, service mark registrations, inventions, trade secrets and licences of any of the foregoing);

1.12 "Licence Agreement" means the licence agreement dated 22 February 1999 between AG and IATC which put in place the Intellectual Property licensing arrangements envisaged by the Spin Off Agreement;

1.13 "Net Turnover" means the gross price obtained by AV plc or its Affiliates from sales of Products, after discounts for Product returns, price reductions, sales taxes and other taxes and duties and transport and insurance costs;

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1.14 "New Option" means the option granted hereunder to AV plc to acquire a 50%
     share of ownership of the Intellectual Property;

1.15 "Patents" means patents and patent applications owned or in the name of a member of the IATM Group relating to wavelet and still image transmission technology;

1.16 "Products" means the products listed in the Schedule;

1.17 "Spin Off Agreement" means the spin off agreement referred to Recital (A) above;

1.18 "Spin Off Agreement Option" means the option granted in the Spin Off Agreement;

1.19 "Third Party Owned IP" has the meaning set out in Article 4.6.1;


2.   CONDITION PRECEDENT

2.1 This Agreement shall be conditional upon the admission ("Admission") to trading on EASDAQ of 14,464,654 shares of (pound)0.01 each, being the whole of the issued ordinary share capital of AV plc and the shares forming part of the authorised share capital but unissued share capital of AV plc sufficient to satisfy obligations to issue further shares which it has assumed as at Admission.

2.2 In the event that the condition referred to in Article 2.1 shall not have been fulfilled prior to 31 July 1999 (unless a later date shall be unanimously agreed by IATM, AG, AV AG and AV plc) the parties hereto shall not be bound to proceed with the terms and provisions of this Agreement and this Agreement shall cease to be of any effect, except Articles 10.2 and 16 which shall remain in force and save in respect of claims arising out of any antecedent breach of this Agreement.

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3.   EXERCISE OF OPTION

3.1 Subject to Article 2, AV AG hereby renounces the Spin Off Agreement Option on the basis that AG hereby grants a New Option to AV plc on the same terms as the Spin Off Agreement Option, save that instead of the parties being AG and IATC, the party accepting the New Option is AV plc. Subject to Article 2, AV plc hereby exercises the New Option.

4.   TRANSFER OF INTELLECTUAL PROPERTY INTO CO-OWNERSHIP

4.1 Pursuant to the exercise by AV plc of the New Option and on the basis of the further terms herein which supplement the New Option, and in consideration of the Co-ownership Fee and the AV AG Royalty, AG will, on or within 7 days of Admission, transfer, or where applicable procure that its Affiliates will transfer, the Intellectual Property into the joint names of AG and AV plc, such that after the said transfer AG and AV plc will each own the said Intellectual Property in the form of 50% co-ownership (Miteigentum).

4.2 The agreed form of co-ownership shall entitle both co-owners and their Affiliates to exploit the co-owned Intellectual Property themselves and to grant non-exclusive, sub-licensable licences of the same, save that in the case of the sub-licences granted after the date of this Agreement by the IATM Group, the consent of AV plc shall be required. Any sublicenses of trademarks, trade names or service marks, shall require the consent of both AV plc and of the IATM Group in order to assure that the quality control provisions of any such sublicense are appropriate and acceptable to both owners of the marks and names, such consent not to be unreasonably withheld. AG and the IATM Group shall not be entitled to charge, sell, assign or otherwise transfer any part of the co-owned Intellectual Property or of this Agreement without the consent of AV plc (which AV plc may withhold in its absolute discretion). AV plc shall be entitled to charge, sell, assign and otherwise transfer the co-owned Intellectual Property and its rights under this Agreement, or any portion thereof, without the consent of AG or the IATM Group.

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4.3  During the period of the co-ownership AV plc shall be entitled to receive half of all the royalty income received by AG or other members of the IATM Group from licensing of the co-owned Intellectual Property, except royalties received by AG from (i) members of the IATM Group which do not derive from third parties, and (ii) from AV plc or its Affiliates.

4.4 The parties shall ensure that any licences of the Intellectual Property to non-Affiliated third parties contain termination provisions whereby any serious breach of the licence (including breach of requirements of confidentiality, which shall also be included) gives a right to terminate the licence.

4.5 During the period of co-ownership AV plc shall take the lead in ensuring the protection of the co-owned Intellectual Property, including by prosecuting relevant patent applications. AV plc shall be entitled to call upon AG to co-operate with such protection. The costs of pursuing such protection shall be borne equally by each co-owner.

4.6 Where, as at the Effective Date, any part of the Intellectual Property is not owned by the IATM Group as then constituted, or where at such date the consent of one or more third parties is required to transfer ownership of the Intellectual Property, IATM undertakes on its own behalf and on behalf of the IATM Group as follows:

4.6.1 In relation to items of the Intellectual Property not owned by the IATM Group (the "Third Party Owned IP"), the IATM Group and AV plc will co-operate in using their best commercially reasonable efforts to procure a perpetual (or if this is not legally possible, a long term renewable), worldwide, sub-licensable and assignable and, where possible, exclusive licence from the relevant owner or licensor for the benefit of AV plc and its Affiliates to use in the manufacture and sale of the Products, or the nearest to such licence that can be obtained on the basis of such efforts. Such licence shall preferably be a direct licence, but in the absence of this shall be a sub-licence via AG or a member of the IATM Group.

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         Where a sub-licence is granted, the relevant IATM Group company shall request, and use its best commercially reasonable efforts to have included, within the relevant head licence (to the extent the same are not already included) terms whereby in the event of termination of the licence from the third party to the relevant IATM Group member, a direct licence shall be granted on similar terms to AV plc. The obligations on the IATM Group in this Article 4.6.1 shall not apply where AV plc indicates that it or one of its Affiliates will obtain without assistance, or that it or one of its Affiliates has already accepted, the terms of a licence from the owner of any Third Party Owned IP. Nothing in this Article 4.6.1 shall require the IATM Group to procure a license or sub-license of the Third Party Owned IP for AV plc on terms more favourable than the terms available to IATM Group;


4.6.2 In relation to items of Intellectual Property whose transfer requires third party consent, the IATM Group and AV plc will each use their best commercially reasonable efforts to obtain such consent in order to permit transfer in accordance with Article 4.1. To the extent such consent cannot be obtained the IATM Group will use its best commercially reasonable efforts to procure a licence instead on similar terms to those mentioned for Third Party Owned IP;

4.6.3 In the event that the efforts required from the IATM Group are not successful in procuring for AV plc and its Affiliates any of the aforementioned rights the IATM Group shall be under no further obligation to assist in procuring such rights.


4.7 The provisions of Article 4.6 shall continue in effect for as long as it is necessary to enable procurement of the relevant rights, including after the Call Date.

5.   PAYMENT OF THE CO-OWNERSHIP FEE

     AV plc shall pay the Co-ownership Fee at the date of transfer referred to in Article 4.1 by bank transfer to AG in Turgi, Switzerland.

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6.   ADDITIONAL CONSIDERATION PAYMENTS AND ROYALTIES

6.1 AV AG Royalty. AV AG will pay a royalty (the "AV AG Royalty") on Net Turnover at the rates set forth on the Schedule. The obligation of AV AG to pay the AV AG Royalty shall cease on the date on which AV plc acquires sole ownership of the Intellectual Property pursuant to Article 9. In the event that AV plc does not acquire sole ownership of the Intellectual Property pursuant to Article 9, AV plc shall continue paying AV AG Royalty on behalf of AV AG until 16 March 2003.

6.2 Additional Consideration. For a period of two (2) years from the date on which AV plc acquires sole ownership of the Intellectual Property pursuant to Article 9, AV plc shall be liable to pay to AG additional consideration calculated on Net Turnover at the rates set forth on the Schedule ("Additional Consideration"). After the expiry of such two year period the obligation to pay Additional Consideration to AG shall cease.

6.3 During the AV AG Royalty and the Additional Consideration payment periods set out in Article 6.1 and Article 6.2 AV plc shall remain liable to account for AV AG Royalties and Additional Consideration on sales of Products by its Affiliates and licensees.

7.   ADDITIONAL CONSIDERATION PAYMENT AND ROYALTY PROVISIONS

7.1 AV AG Royalties and Additional Consideration shall be paid quarterly within 30 days of the end of each calendar quarter.

7.2 AG shall have the right to audit the AV AG Royalty and Additional Consideration payments provided for in Article 6. Such right shall be exercisable only through a person under a professional obligation of confidentiality. In the event that such an audit reveals that AV AG Royalty or Additional Consideration payments are deficient by more than five per cent (5%), the costs of the audit shall be borne by AV plc.

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7.3  AV AG Royalties and Additional Consideration shall be paid in Swiss Francs or in the currency in which payments for Products are made. The place of payment shall be Turgi, Switzerland.

7.4 AV plc shall only have a right of set off of AV AG Royalties and Additional Consideration in the event of written consent or a court judgment to that effect.

8.   IMPROVEMENTS MADE DURING CO-OWNERSHIP PERIOD

8.1 In the event that AV plc or any of its Affiliates shall make or acquire any Improvement in the period before the Call Date, AV plc shall, or shall procure that the relevant Affiliate shall, forthwith disclose and communicate the same to AG and shall grant to AG and its Affiliates a non-exclusive, royalty-free licence for the period up to the Call Date to make, have made, use and sell Products incorporating such Improvement. With the consent of AV plc (which AV plc may withhold in its absolute discretion), AG shall have the right to grant licences and sublicences to third parties regarding such Improvements.

8.2 In the event that any member of the IATM Group shall make or acquire any Improvement in the period before the Call Date, IATM shall, or shall procure that the relevant Affiliate shall, forthwith disclose and communicate the same to AV plc and shall grant to AV plc and its Affiliates a non-exclusive, worldwide, sub-licensable and assignable royalty-free licence to make, have made, use and sell Products incorporating such Improvement. The term of such licence shall be the period up to transfer of the said Improvement to AV plc or one its Affiliates pursuant to Article 9.

9.   TRANSFER FROM CO-OWNERSHIP INTO SOLE OWNERSHIP OF AV PLC

9.1 On the Call Date, conditional solely upon Admission, AV plc shall be obligated to call upon the IATM Group, including AG, to transfer to AV plc, either on the Call Date or as soon as possible thereafter based on IATM Group's best efforts, its entire interest in the 50% co-ownership of the Intellectual Property and in any Improvements made or
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     acquired by the IATM Group during the co-ownership period, for a cash consideration of US$2.5 million.

9.2 AV plc shall give at least two clear business days notice in writing to IATM Group of the Call Date. Such written notice shall be sent by facsimile to Finance Director, IAT AG, fax (41) 56 223 50 23.

9.3 AV plc shall be obliged to pay the US $2.5 million cash consideration for AG's co-ownership interest in the Intellectual Property to a special purpose account in the name of AG to be maintained by UBS AG, Zurich.

9.4 AV plc agrees that upon acquiring sole ownership of the co-owned Intellectual Property it shall assume all the benefit and burden of any licences of the same granted by the IATM Group before the date of such acquisition.

10.  CONFIDENTIALITY

10.1 Subject to the rights of sub-licensing set out herein, the parties agree to keep each other's know-how confidential during the period of co-ownership. The IATM Group will keep confidential the know-how of AV plc and its Affiliates after the period of co-ownership, to the extent such know-how does not legitimately enter the public domain.

10.2 The parties agree to keep confidential and not disclose to other parties such of their business secrets as become known to them through this and preceding agreements, including after termination.

11.  WARRANTIES

11.1 AG and IATM warrant severally and on behalf of the IATM Group that, to the best knowledge of AG and IATM respectively, in the case of the Intellectual Property, both as at the Effective Date and as at the date of transfer into the sole ownership of AV plc, and

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         in the case of the Improvements by the IATM Group to be transferred hereunder, as at the said date of transfer:

11.1.1 subject to AV plc's interest as a co-owner of the Intellectual Property and except in respect of the Third Party Owned IP, one or more members of the IATM Group is or are the unencumbered owners of the Intellectual Property and the said Improvements;

11.1.2 the validity of the Intellectual Property or the said Improvements or the title or right of the IATM Group thereto is not and has not been under challenge;

11.1.3 the use of the Intellectual Property or the said Improvements does not infringe any third party rights, and the Intellectual Property or rights in the said Improvements are not being and have not been infringed by any third party;

     provided however and solely for the purpose of this Article 11.1, "to the best knowledge of AG and IATM respectively" shall mean the knowledge of Klaus Grissemann and Jacob Agam only.

11.2 AG and IATM warrant severally and on behalf of the IATM Group both as at the Effective Date and as at the date of transfer into sole ownership of AV plc (other than transfers in compliance with this Agreement) that none of the Intellectual Property owned by the IATM Group, as the IATM Group was constituted at the time of the Spin Off Agreement, has been transferred either wholly or partly into the ownership of any third party, nor is any additional consent required for transfer of ownership of the Intellectual Property further to such consent as was required at the date of the Spin Off Agreement, nor has any part of the Intellectual Property been charged since the date of the Spin Off Agreement by any member of the IATM Group, past or present.

11.3 If IATM is for any reason in breach of the warranty at 11.2, then without limiting its other liability for such breach, it shall use its best commercial efforts to rectify the

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     situation leading to such breach in order to achieve the same objective as if the said breach had not occurred.

12.  TERMINATION

     Once the condition referred to in Article 2.1 is fulfilled, this Agreement may not be terminated (including in the event of insolvency or liquidation or like event), and the parties' only remedy for breach shall be in the form of damages or an order for specific performance. The parties acknowledge that (except as provided below) it would be inappropriate for either to have a right of termination given the nature of the co-ownership arrangement set out above and the subsequent absolute transfer to AV plc of all Intellectual Property as envisaged herein.

13.  STATUS OF SPIN OFF AGREEMENT AND LICENCE AGREEMENT

     In relation to all intellectual property matters this Agreement entirely supersedes the Spin Off Agreement and the Licence Agreement, and the Licence Agreement is hereby terminated and of no further force or effect and none of the parties thereto have any remaining unfulfilled obligations thereunder.

14.  COVENANT OF FURTHER ASSURANCE

     At the expense of AV plc, AV plc may call upon the IATM Group to give reasonable assistance in the protection of the Intellectual Property and Improvements transferred into the co-ownership or sole ownership of AV plc, such as by provision of witness statements or records in proceedings for defending the validity of such Intellectual Property and Improvements.

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15.  AMENDMENTS

     Amendments to this Agreement shall be in writing signed on behalf of an authorised officer of each party.

16.  GOVERNING LAW AND FORUM FOR DISPUTE RESOLUTION

     This Agreement is governed by Swiss law. Disputes shall be settled by means of arbitration in accordance with the Schiedsgerichtordnung (international rules) of the Zurich Chamber of Commerce before three arbitrators, the language of the proceedings and the award being in English. If there are only two sides in the arbitration, each side shall appoint one arbitrator with the third being appointed by agreement or, failing agreement, by the President of the Zurich Chamber of Commerce. If there are more than two sides, the parties shall attempt to agree the method of appointing arbitration but to the extent agreement cannot be reached the panel shall be appointed by the President of the Zurich Chamber of Commerce.

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IAT MULTIMEDIA INC

Place, Date

          7/22/99
------------------------------------

Signature

          /s/ Jacob Agam
-------------------------------------

Name (in capitals)

             JACOB AGAM
------------------------------------



IAT AG

Place, Date

             7/22/99
------------------------------------

Signature

      /s/ Klaus Grissemann
-------------------------------------

Name (in capitals)

          KLAUS GRISSEMANN
------------------------------------

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ALGO VISION SCHWEIZ AG

Place, Date

            7/22/99
------------------------------------

Signature

/s/ Mark Stockli   /s/ Monica Germann
-------------------------------------

Name (in capitals)

MARK STOCKLI           MONICA GERMANN
-------------------------------------




ALGO VISION PLC

Place, Date

            7/22/99
------------------------------------

Signature

        /s/ Viktor Vogt
-------------------------------------

Name (in capitals)

            VIKTOR VOGT
-------------------------------------

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                                    SCHEDULE


Vision & Live 3.X                 5%        on sales price of the software price
                                            in the systems or customer licence

Vision & Live light               5%        Ditto

MSI 2.X                           10%       on sales price of the software or
                                            customer licence

H.32X lib.                        10%       of sales price or customer licence

Wonderboard                      DM 25      per piece sold

A4 Codec                         DM 25      per piece sold

Wavelet                           10%       on software sales price or customer
                                            licence

Wavelet new products on patent    5%        on software sales price or customer
                                            licence
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